Exhibit 10.8

Surrender of Shares and

Amendment No. 1 to the

Securities Subscription Agreement

This Surrender of Shares and Amendment No. 1 to the Securities Subscription Agreement, dated October 4, 2021 (this “Agreement”), is made by and between Arena Fortify Acquisition Corp., a Delaware corporation (the “Company”), and Arena Fortify Sponsor LLC, a Delaware limited liability company (the “Subscriber”).

WHEREAS, the Company and the Subscriber have entered into that certain Securities Subscription Agreement, dated as of February 22, 2021 (the “Subscription Agreement”), pursuant to which the Subscriber subscribed for an aggregate of 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (“Original Founder Shares”), for an aggregate purchase price of $25,000, and up to an aggregate of 750,000 Original Founder Shares are subject to complete or partial forfeiture by the Subscriber and the Anchor Investors (as defined below) if the underwriters of the Company’s initial public offering (the “IPO”) do not fully exercise their over-allotment option as described therein;

WHEREAS, the Subscriber subsequently sold an aggregate of 912,000 Original Founder Shares to Cowen Investments II LLC and Intrepid Financial Partners, L.L.C. (the “Anchor Investors”), and transferred an aggregate of 50,000 Original Founder Shares to certain director nominees of the Company (such director nominees, together with the Anchor Investors, the “Transferees”), and as a result of such transfers, the Subscriber holds 4,788,000 Original Founder Shares immediately prior to the effectiveness of this Agreement;

WHEREAS, on October 4, 2021, the Company effected a share contribution back to capital (the “Contribution”) which, together with this Agreement, will result in the Subscriber and Transferees holding an aggregate of 4,312,500 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”);

WHEREAS, in connection with the Contribution, the Transferees have agreed with the Subscriber and the Company that the Transferees shall surrender to the Company, for no consideration, an aggregate of 240,500 Original Founder Shares;

WHEREAS, in connection with the Contribution, the Subscriber desires to surrender for no consideration 1,197,000 Original Founder Shares, which will result in an aggregate of 4,312,500 Founder Shares outstanding thereafter (including the 240,500 Original Founder Shares surrendered by the Transferees), up to 472,500 of which are intended to be subject to complete or partial forfeiture by the Subscriber (and up to an aggregate of 90,000 of which are intended to be subject to complete or partial forfeiture by the Anchor Investors) if the underwriters of the Company’s IPO do not fully exercise their over-allotment option as described in the Subscription Agreement, as amended by this Agreement;

WHEREAS, as a result of such surrender, the per-share purchase price will increase from approximately $0.004 per share to approximately $0.006 per share;

WHEREAS, the Company and the Subscriber desire to amend the Subscription Agreement to reflect the Contribution, including modifying the number of Founder Shares subject to forfeiture by the Subscriber in connection with the IPO; and

WHEREAS, the Subscriber desires to provide an irrevocable notice of surrender of certain Original Founder Shares to the Company.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Surrender of Shares.
(a)	The Subscriber hereby irrevocably surrenders to the Company for no consideration 1,197,000 Original Founder Shares.
(b)	The Subscriber confirms that the Company has not, as at the date of this letter, issued any share certificates to it.
2.	Amendment to Subscription Agreement. Section 3.1 of the Subscription Agreement is hereby deleted in its entirety and replaced with a new Section 3.1 to read as follows:

“3.1. Partial or No Exercise of the Over-allotment Option. In the event the Over-allotment Option granted to the representative(s) of the underwriters of the Company’s IPO is not exercised in full, the Subscriber acknowledges and agrees that it shall forfeit any and all rights to such number of Shares (up to an aggregate of 472,500 Shares and pro rata based upon the percentage of the Over-allotment Option exercised) such that immediately following such forfeiture, the Subscriber (and all other initial shareholders prior to the IPO, if any) will own an aggregate number of Shares (not including shares of Common Stock issuable upon exercise of any warrants or any shares of Common Stock purchased by Subscriber in the IPO, in a private placement in connection with the IPO or in the aftermarket) equal to 20% of the issued and outstanding shares of Common Stock immediately following the IPO.”

3.	Agreement Remains Effective. Except as modified herein or amended hereby, the terms and conditions contained in the Subscription Agreement shall continue in full force and effect.
4.

Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ARENA FORTIFY ACQUISITION CORP.

By:	/s/ Kieran Goodwin
Name:	Kieran Goodwin
Title:	Chief Financial Officer

ARENA FORTIFY SPONSOR LLC

By:	/s/ Kieran Goodwin
Name:	Kieran Goodwin
Title:	Manager

[Signature Page to Surrender of Shares and

Amendment No. 1 to the Securities Subscription Agreement]